                                                                    EXHIBIT 99.1



EFI Revenue and Earnings Exceed Expectations

25% REVENUE GROWTH FUELED BY PROFESSIONAL PRINTING CUSTOMERS

Foster City Calif. - April 21, 2004 - Electronics For Imaging (EFI)(Nasdaq:
EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that, for the quarter ended March 31, 2004, revenues grew 25% to $106.7 million when compared to $85.7 million for the same period in 2003.

Pro forma net income was $12.3 million or $0.22 per diluted share in the first quarter of 2004, an increase of 76% when compared to $7.0 million or $0.13 per diluted share for the same period in 2003.

GAAP net income was $11.0 million or $0.20 per diluted share in the first quarter of 2004, compared to $5.1 million, or $0.09 per diluted share for there same period in 2003.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains.

As of March 31, 2004, the company's total assets were $1.0 billion, unchanged from the $1.0 billion reported as of December 31, 2003. Total liabilities as of March 31, 2004 were $351.8 million, down slightly from $358.8 million as of December 31, 2003.

"We continue to advance our leadership role in supplying professional and enterprise printing customers with the highest quality solutions for improving their efficiency, profitability and customer collaboration," said EFI CEO Guy Gecht. "We are very encouraged by the market response to our latest offerings in applications as well as the strength in our traditional server and embedded businesses."

The Company also stated it currently anticipates its business momentum will allow second quarter results to be in line with current consensus estimates of $0.23 pro forma earnings per share and $109 million in revenue.

The Company additionally announced that it is adding the responsibilities of Chief Operating Officer to Joseph Cutts, EFI's Chief Financial Officer. CEO Gecht commented, "We see a great deal of opportunity ahead for growing our business. Joe has done an outstanding job as CFO and he is ready to take on additional responsibilities to help execute our strategy. This change will free more time for our President, Fred Rosenzweig, and me to focus on further developing EFI's product offerings and on exploring and closing more business opportunities."

EFI will discuss the Company's financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI's website at WWW.EFI.COM.



ABOUT OUR CONVERTIBLE DEBT

In the second quarter of 2003, EFI issued $240 million of convertible debentures with a coupon rate of 1.5%. The quarterly pre-tax interest expense related to the bonds is $0.9
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million and the related quarterly pre-tax amortization of issuance costs is $0.3 million. Under certain circumstances, our debt may be converted to approximately
9.1 million shares of common stock. During the quarter in which the debt holder has the right to convert, the associated shares will be considered outstanding for that entire quarter, and the full 9.1 million shares will be included in the calculation of our diluted earnings per share. Also, once the debt holder has the right to convert, the interest expense and the amortized issuance costs related to the bonds would be excluded from the calculation of diluted earning per share. The net impact of a conversion would mean a reduction of earnings per share by approximately $0.01 in the quarter the debt is deemed converted.

Holders may convert their debentures into shares of our common stock prior to stated maturity under the following circumstances: (1) during any fiscal quarter (beginning with the quarter ending September 30, 2004) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;
(2) during any 5 consecutive trading day period after any 5 consecutive trading periods in which the average trading price of the debentures during the measurement period was less than 97% of the average conversion value and the conversion value for each day of such period was less than $900 per $1,000 principal amount of the debentures; (3) upon the occurrence of specified corporate transactions; or (4) if we have called the debentures for redemption. For more information, please see our recently filed S-3.


About our Pro Forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP. In the second quarter of 2004, the expected amortization of acquisition related intangibles would lead to a $0.05 per share reduction from the pro forma earnings per share amount.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

The statements: "The Company also stated it currently anticipates its business momentum will allow second quarter results to be in line with current consensus estimates of $0.23 pro forma earnings per share and $109 million in revenue" and "The net impact of a conversion would mean a reduction of earnings per share by approximately $0.01 in the quarter the debt is deemed converted" and "In the second quarter of 2004, the expected amortization of acquisition related intangibles would lead to a $0.05 per share reduction from the pro forma earnings per share amount" are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to certain risks and uncertainties that could cause actual
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results to differ materially, including, but not necessarily limited to, the following: (1) Management's ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results;
(6) market acceptance of new products and contribution to EFI's revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI's customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt and dilution of earnings if the company's convertible debenture is treated on an "as converted basis" for purposes of calculating diluted earnings per share; (15) other risk factors listed from time to time in the company's SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI's business, please refer to the Risk Factors section (entitled "Factors That Could Adversely Affect Performance") of EFI Corporation's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation's Investor Relations Department at 650-357-3828 or email at INVESTOR.RELATIONS@EFI.COM or EFI's Investor Relations website at HTTP://WWW.EFI.COM.


ABOUT ELECTRONICS FOR IMAGING/EFI

EFI (<www.efi.com>) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI's award-winning technologies offer document management tools from creation to print, including high fidelity color and black and white Fiery(R) print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.
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  EFI First Quarter 2004 Results

ELECTRONICS FOR IMAGING, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                         2004            2003
Revenue                                               $ 106,682       $  85,715

Cost of revenue                                          38,120          36,228
                                                      ---------       ---------

          Gross profit                                   68,562          49,487
                                                      ---------       ---------

Research and development                                 27,164          22,810
Sales and marketing                                      18,962          14,730
General and administrative                                6,633           4,991
Amortization of identified intangibles and
  other acquisition-related charges                       4,462           2,545
                                                      ---------       ---------

          Total operating expenses                       57,221          45,076
                                                      ---------       ---------

Income from operations                                   11,341           4,411

Interest income and other income, net                     1,763           2,578
Litigation settlement income and gain on
  sale of Unimobile assets                                3,052              --
                                                      ---------       ---------
          Income before income taxes                     16,156           6,989

Provision for income taxes                               (5,147)         (1,887)
                                                      ---------       ---------

                   Net income                         $  11,009       $   5,102
                                                      =========       =========

Shares used in per share calculation                     55,991          55,190
                                                      =========       =========

Net income per diluted common share                   $    0.20       $    0.09
                                                      =========       =========

RECONCILIATION OF REPORTED GAAP NET INCOME
  TO PRO FORMA NET INCOME

Net income                                            $  11,009       $   5,102

In process research and development expense               1,000           1,220
Amortization of acquisition related intangibles           3,462           1,325
Litigation settlement income and
  gain on the sale of Unimobile assets                   (3,052)             --
Tax effect of pro forma adjustments                        (123)           (687)
                                                      ---------       ---------

Pro forma net income                                  $  12,296       $   6,960
                                                      =========       =========

Shares used in per share calculation                     55,991          55,190
                                                      =========       =========

Pro forma net income per diluted common share         $    0.22       $    0.13
                                                      =========       =========

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ELECTRONICS FOR IMAGING, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                        MARCH 31,        DECEMBER 31,
                                                           2004              2003
                                                       (UNAUDITED)
ASSETS

Cash, cash equivalents and Short-term investments      $   613,804       $   624,112
Restricted short-term investments                           69,863            69,669
Accounts receivable, net                                    42,950            53,317
Inventories, net                                             8,802             7,989
Other current assets                                        29,145            28,718
                                                       -----------       -----------
      Total current assets                                 764,564           783,805

Property and equipment, net                                 48,115            49,094
Restricted investments                                      43,080            43,080
Goodwill                                                    76,710            67,166
Intangible assets, net                                      50,725            51,032
Other assets                                                18,481            19,484
                                                       -----------       -----------

     Total assets                                      $ 1,001,675       $ 1,013,661
                                                       ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                       $    15,722       $    17,995
Accrued and other liabilities                               59,528            67,386
Income taxes payable                                        36,280            33,231
                                                       -----------       -----------
Total current liabilities                                  111,530           118,612

Long-term obligations                                      240,236           240,236
                                                       -----------       -----------

           Total liabilities                               351,766           358,848
                                                       -----------       -----------

Stockholders' equity:
           Common stock                                        627               620
           Treasury stock                                 (188,007)         (159,077)
           Additional paid-in-capital                      338,890           326,761
           Retained earnings                               498,399           486,509
                                                       -----------       -----------

           Total stockholders' equity                      649,909           654,813
                                                       -----------       -----------

     Total liabilities and stockholders' equity        $ 1,001,675       $ 1,013,661
                                                       ===========       ===========

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ELECTRONICS FOR IMAGING, INC.
REVENUE BREAK-DOWN
(IN THOUSANDS)
(UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         2004             2003
REVENUE BY PRODUCT
   Servers                                             $ 50,776         $ 41,685
   Embedded Products                                     31,168           29,449
   Professional Printing Applications                    15,364            2,661
   Miscellaneous                                          9,374           11,920
                                                       --------         --------
TOTAL                                                  $106,682         $ 85,715
                                                       ========         ========

SHIPMENTS BY GEOGRAPHIC AREA
   North America                                       $ 59,035         $ 42,783
   Europe                                                30,391           28,721
   Japan                                                 13,416            9,717
   Rest of World                                          3,840            4,494
                                                       --------         --------
TOTAL                                                  $106,682         $ 85,715
                                                       ========         ========
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